Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 6th day of March, 2024 (the “Effective Date”), by and between Fidelity Bank, a Louisiana state savings bank (“Fidelity”), and Katherine A. Crosby (“Crosby”). Any reference to the “Company” shall mean FB Bancorp, Inc., the newly-formed stock holding company of Fidelity, or any successor thereto.

WITNESSETH:

WHEREAS, Crosby currently serves as Executive Chair of the Board of Directors of Fidelity, and Fidelity desires that Crosby continue as Executive Chair of the Board of Directors of Fidelity; and

WHEREAS, Fidelity and Crosby desire to enter into this Agreement to set forth the terms and conditions of Crosby’s employment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, it is hereby agreed by and between Fidelity and Crosby as follows:

1. TERM OF EMPLOYMENT.

(a) Term and Renewal. The initial term of this Agreement will begin as of the Effective Date and continue for a period of two (2) years (the “Term”). Commencing on the first anniversary of the Effective Date and continuing on each subsequent anniversary of the Effective Date (each anniversary referred to as a “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be two (2) years from the applicable Renewal Date, unless either Fidelity or Crosby, by written notice to the other given at least thirty (30) days prior to the Renewal Date, notifies the other of its intent not to extend the Term. In the event either party provides notice not to extend the Term, the Term will become fixed and terminate on the second anniversary of the notice of non-renewal. For avoidance of doubt, any extension to the Term will become the new “Term” for purposes of this Agreement.

(b) Change in Control. Notwithstanding the foregoing, in the event Fidelity or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 13 hereof, the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth above.

(c) Continued Employment Following Expiration of Term. Nothing in this Agreement will mandate or prohibit a continuation of Crosby’s employment following the expiration of the Term of this Agreement.

2. DUTIES AND RESPONSIBILITIES.

(a) Crosby shall serve as the Executive Chair of Fidelity, performing the duties and responsibilities of this position in accordance with the bylaws of Fidelity, its rules and procedures, and applicable laws and regulations, and subject to the direction and authority of the Board of Directors of Fidelity (the “Board”). Crosby shall, in coordination with the Board, have responsibility, functions and duties consistent with her position as Executive Chair as may reasonably be directed by the Board during the Term. The duties and services to be performed by Crosby hereunder shall be primarily rendered at Fidelity’s principal offices, except for reasonable travel on Fidelity’s business incident to the performance of Crosby’s duties.

(b) Crosby shall report and be responsible to the Board. Crosby shall be a voting member and chair of the Board and all committees to which she may be appointed by the Board, and shall be entitled to attend meetings of the Board and those designated committees thereof in such capacity, with the exception of any meeting involving an evaluation of Crosby’s performance or the renewal or modification of this Agreement, or any claims or complaints against or about Crosby made by an employee, customer, Board member or regulator.

(c) As Board Chair, Crosby will preside over the Board and provide leadership and direction to the Board, as well as facilitate the operations and deliberations of the Board and assist the Board with determining and supplementing the overall strategic vision for Fidelity. Crosby will work collaboratively with the Chief Executive Officer of Fidelity; provided, however, that Crosby will not be directly responsible for the execution of policies or the day-to-day management of Fidelity. Crosby’s specific duties include those listed on Exhibit A to this Agreement.

(d) During the Term, Crosby shall devote substantially all of her business time, skills, and attention to the performance of her duties hereunder and use her best efforts in such endeavors; provided, however, that with the prior approval of the Board, which may be granted or denied in its sole discretion, and provided that such activities do not materially conflict with or interfere with the performance of her duties and responsibilities to Fidelity, nothing in this Agreement shall preclude Crosby from (i) service as a director of any other entity in accordance with Fidelity policy, (ii) service to any civic, religious, charitable or similar type organization, and (iii) public speaking engagements.

(e) Except as otherwise agreed to by Crosby and the Board or as specifically permitted under Section 2(d) hereof, Crosby shall not work for, or with, or accept, or otherwise receive any compensation or other consideration from any other organization, firm, bank, society, person, corporation, or otherwise for services performed or to be performed by Crosby during the Term.

(f) In the event of Crosby’s termination of employment under this Agreement for any reason, unless otherwise agreed to by the mutual consent of Crosby and the Board, such termination will also constitute Crosby’s resignation as a director of Fidelity and the Company, or as a director or trustee of any subsidiary or affiliate thereof, to the extent Crosby is acting as a director or trustee of any of the aforementioned entities.

3. BASE SALARY. Crosby shall be paid as compensation an annual salary of $320,000 (the “Base Salary”), payable in accordance with Fidelity’s current payroll practices. This Base Salary may be increased, but not decreased, at any time during the Term, in accordance with action, and in the sole discretion, of the Board.

4. OTHER COMPENSATION AND BENEFITS. During the Term, Crosby shall be entitled to the following other compensation and benefits:

(a) Discretionary Bonus. Crosby shall be eligible to receive an annual cash bonus or, at the appropriate time, a bonus paid in (or in part) equity of the Company, at the sole discretion of the Board. The Board may consider any quantitative or qualitative metrics it deems appropriate in determining the bonus.

(b) Benefits. Except as otherwise provided herein, during the Term, Crosby and her eligible dependent(s) shall be entitled to participate in or be covered under Fidelity’s 401(k) plan; business allowance; medical, hospital, dental and vision insurance; life insurance and disability insurance plans provided to other executive officers of Fidelity in accordance with the terms of each plan. Crosby will also continue to participate in the Amended and Restated Fidelity Bank Director Retirement Plan.

(c) Travel and Entertainment Expenses. Fidelity encourages Crosby, as part of her duties, to travel to meetings of industry professionals and other similar events that will further Fidelity’s business objectives and raise Fidelity’s profile locally and nationally. At the same time, Fidelity expects and requires Crosby to use excellent judgment regarding her travel and entertainment activities and to exercise financial prudence. During the Term, Fidelity will reimburse Crosby for all reasonable and necessary travel, lodging and entertainment expenses that have a bona fide business purpose and that directly benefit Fidelity. Crosby must provide adequate documentation of all expenses to Fidelity prior to reimbursement.

(d) Professional Dues and Expenses. Fidelity shall pay or reimburse Crosby for professional dues and memberships in appropriate professional or other local, regional or national organizations and associations, as approved in advance by the Board.

(e) Vacation and Leave. Crosby shall be entitled to thirty (30) days of paid time off (“PTO”) per year. Unused PTO days may be carried forward to subsequent years, per then-current Fidelity policy. Crosby shall also be entitled to take all paid holidays accorded to Fidelity staff.

(f) Payroll Taxes and Withholding. Fidelity will reduce its compensatory payments to Crosby hereunder for payroll tax withholding requirements, to the extent required by law. Crosby shall be responsible for all other state, federal and local taxes due on any amounts paid or benefits provided under this Agreement.

5. TERMINATION OF AGREEMENT. The Term shall automatically terminate upon the occurrence of any of the following events:

(a) the death of Crosby (see Section 6 hereof);

(b) the termination of Crosby’s employment by Fidelity due to Crosby’s disability (see Section 7 hereof);

(c) the termination of Crosby’s employment by Fidelity for Cause (see Section 8 hereof);

(d) the termination of Crosby’s employment by Fidelity without Cause (see Section 10 hereof);

(e) the termination of Crosby’s employment by Crosby for Good Reason (see Section 9 hereof);

(f) the termination of Crosby’s employment by Crosby other than for Good Reason upon ninety (90) days’ prior written notice;

(g) the voluntary resignation by Crosby as Chair of the Board;

(h) the failure of Crosby to be re-elected to the Board or the removal of Crosby from the Board; or

(i) mutual agreement of the parties hereto.

For clarity, Fidelity’s decision not to renew this Employment Agreement shall not constitute a “Termination Without Cause” or a “Good Reason Event” under the provisions of this Agreement.

6. DEATH PRIOR TO TERMINATION OF EMPLOYMENT. The death of Crosby shall serve to automatically terminate the Term, in which event Fidelity shall have no liability or further obligation to Crosby or her estate under this Agreement, except for:

(a) any Base Salary earned but unpaid;

(b) any unpaid expense reimbursements (subject to, and in accordance with, the expense reimbursement policies of Fidelity or its affiliates);

(c) any accrued but unused paid time off (subject to and in accordance with overall policies of Fidelity or its affiliates);

(d) any earned but unpaid bonus for the immediately preceding year plus a pro rata bonus for the current year; and

(e) any other amounts or benefits owing to Crosby or her dependent(s) or spouse under the then applicable employee benefit plans of Fidelity (paid in accordance with such plans), including, but not limited to, life insurance policies and any available deferred compensation.

Such amounts referred to in this Section 6 are hereinafter referred to as the “Accrued Obligations.”

7. DISABILITY. If Crosby becomes physically or mentally incapable of performing her regular duties and responsibilities as provided in Section 2 of this Agreement, with or without accommodation, and such incapacity is likely to last for a period of at least one hundred eighty (180) days from the onset of such incapacity, or causes her absence for one hundred eighty (180) days in any twelve (12) month period, then Fidelity may, at its election at any time while Crosby remains incapable of performing her material duties hereunder, terminate Crosby’s employment effective immediately by giving Crosby notice of such termination.

The determination that a Disability exists shall be made in consultation with a physician, selected by Crosby and consented to by the Board. Notwithstanding the foregoing, Disability shall include a determination of disability made by the Social Security Administration.

Fidelity shall continue Crosby as an employee on payroll (but not as an officer) at her same Base Salary from the onset of such incapacity until Crosby becomes eligible for benefits under the disability benefit plans described in Section 4(b) hereof. Fidelity shall have no other obligation to Crosby or her dependents other than the Accrued Obligations, and any other benefits offered by Fidelity under its disability benefit policy available at the time to employees who become disabled while employed by Fidelity, as set forth in Section 4.

8. TERMINATION BY FIDELITY FOR CAUSE. Fidelity may terminate this Agreement upon a determination by the Board that cause to do so has occurred. For purposes of this Agreement, Cause shall mean any of the following:

(a) the refusal or substantial failure of Crosby to follow a good faith, lawful and reasonable written directive of the Board of Fidelity after having been put on specific written notice of same, and failing to take meaningful steps to cure same within thirty (30) days after such written demand is given;

(b) Crosby’s material dishonesty, material misappropriation, material breach of fiduciary duty or fraud with regard to Fidelity or any of its assets;

(c) Crosby’s conviction of, or the pleading of nolo contendere with regard to, a felony (other than a traffic violation) or of any other crime involving, as determined in the sole discretion of the Board, moral turpitude;

(d) inappropriate behavior by Crosby which the Board reasonably determines has directly or indirectly caused significant damage to Fidelity’s reputation and standing in the business community;

(e) Crosby’s willful misconduct, intentional nonfeasance or gross negligence with regard to her duties to Fidelity or any of its assets or employees, subject to the notice and cure provision of subsection 8(a), above;

(f) chronic substance abuse by Crosby;

(g) the removal of Crosby as a member of the Board during her Board term in accordance with the procedures set forth in Article V, Section V of the bylaws of Fidelity; or

(h) any other material breach by Crosby of a provision of this Agreement that remains uncured thirty (30) days after written notice thereof is given to Crosby.

9. TERMINATION BY CROSBY FOR GOOD REASON. Termination for Good Reason shall mean a termination in accordance with this Section 9 by Crosby. For purposes of this Agreement, a “Good Reason Event” shall mean the occurrence, or failure to cure the occurrence, of any of the following events without Crosby’s express written consent:

(a) any material demotion of Crosby or any material reduction in Crosby’s duties, authority or responsibility during the Term, or the imposition upon Crosby of unreasonable rules, regulations, working conditions or material changes to the working conditions or responsibilities from her initial working conditions and responsibilities other than due to circumstances outside of the control of Crosby and Fidelity; except, in each case, in connection with the termination of Crosby’s employment for Cause, or Disability, or as a result of Crosby’s death, or temporarily as a result of Crosby’s illness or other absence;

(b) a reduction in Crosby’s rate of Base Salary, except for a reduction of no more than ten percent (10%) that generally applies across-the-board to all senior staff; or

(c) a material breach by Fidelity of any material provision of this Agreement which remains uncured for ten (10) days after Fidelity’s receipt of written notice thereof by Crosby.

Notwithstanding the forgoing, Crosby will only have Good Reason if she provides notice to Fidelity of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after Fidelity’s receipt of such notice. If Crosby initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. Crosby’s failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of her right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

10. OBLIGATION OF FIDELITY UPON TERMINATION OF EMPLOYMENT BY CROSBY FOR GOOD REASON, OR BY FIDELITY WITHOUT CAUSE OR THE FAILURE TO RENOMINATE OR RE-ELECT CROSBY TO THE BOARD. In the event that Crosby terminates her employment for Good Reason pursuant to Section 9 hereof, or Fidelity terminates Crosby’s employment Without Cause, or Crosby is not renominated as a director of the Board or is not re-elected as a director of the Board, during the Term specified in Section 1 hereof including renewal periods, then Fidelity shall have only the following obligations to Crosby:

(a) Accrued Obligations. Fidelity shall pay to Crosby, within thirty (30) days after the date of termination, any Accrued Obligations (provided that any benefits subject to a particular plan or policy shall be paid in accordance with the terms of the applicable plan or policy); and

(b) Severance. In the event that Crosby terminates her employment for Good Reason pursuant to Section 10 hereof, or Fidelity terminates Crosby’s employment Without Cause during the Term, Fidelity shall pay Crosby an amount equal to 1.5 times her Base Salary. This payment shall be made in a lump sum within thirty (30) days after the date of termination. Fidelity’s obligation to pay the amounts specified in this Section 10 is strictly conditioned upon the execution, and non-revocation, by Crosby of a general waiver and release of claims in a form satisfactory to Fidelity.

(c) If Crosby elects COBRA continuation coverage, a lump sum cash payment, made within thirty (30) days following the election, equal to (i) the monthly cost for COBRA continuation coverage (as in effect as of the Termination Date) for group medical, dental and vision coverage for Crosby and her dependents (to the extent Crosby and, if applicable, her dependents are covered by Fidelity’s health and welfare plans at the Termination Date) immediately before the Termination Date, multiplied by (ii) 18.

(d) Taxes. Fidelity will reduce any payment for income and payroll tax withholding requirements, and Crosby shall be responsible for paying all other taxes, if any, due on the payments provided under this Section.

11. EFFECT OF TERMINATION OF EMPLOYMENT BY FIDELITY FOR CAUSE, OR BY CROSBY WITHOUT GOOD REASON. If Crosby’s employment hereunder is terminated for Cause, or by Crosby without Good Reason, Crosby shall be entitled to receive her Base Salary only through the date of termination and any unreimbursed business expenses. All other benefits, if any, owing to Crosby or her dependents or spouse shall be determined in accordance with the then applicable plans and policies of Fidelity.

12. RESTRICTIVE COVENANTS.

(a) AGREEMENT NOT TO COMPETE. During her employment with Fidelity and for a period of one year thereafter, if the reason for the termination of her employment is anything other than termination by Fidelity with or without cause, Crosby covenants and agrees not to directly or indirectly perform any services for, work for, carry on, engage in, or establish, a business similar to or in competition with Fidelity, within:

i. the Louisiana parishes of Acadia, Ascension, Assumption, Beauregard, Bossier, Caddo, Calcasieu, East Baton Rouge, East Feliciana, Iberville, Jefferson, Lafayette, Livingston, Orleans, Plaquemines, St. Bernard, St. John the Baptist, St. Tammany, Tangipahoa, Washington, West Baton Rouge, so long as Fidelity carries on a like business therein;

ii. the Mississippi counties of Adams, Forrest, Hancock, Harrison, Jackson, Lamar, Pike, Madison, Warren, so long as Fidelity carries on a like business therein;

iii. the Florida counties of Escambia and Okaloosa, so long as Fidelity carries on a like business therein.

For purposes of this Section of this Agreement, the business of Fidelity is defined as banking services as performed by Fidelity and its affiliates and divisions.

It is the parties’ mutual intent that this Section will be in effect in all geographical jurisdictions where Fidelity is conducting its business and has physical bank branch locations or loan production offices, owns property that was acquired for the purpose of future bank expansion, or has ongoing construction or a contract for construction of a bank branch location. Crosby agrees that Fidelity may supplement or otherwise amend the listing of parishes to which this Section 12(a) applies, as necessary, to reflect any changes in the geographical area in which the business of Fidelity is conducted; and that such changes shall be immediately effective and binding on her upon written notice from Fidelity to Crosby as contemplated by Section 20(h), below.

It is the parties’ mutual intent that the provisions of this Section 12(a) shall not apply if the reason for Crosby’s separation from Fidelity is due to a decision by Fidelity with or without Cause or if the separation for any reason occurs following a Change in Control.

(b) AGREEMENT NOT TO SOLICIT CUSTOMERS. During her employment with Fidelity and for a period of one (1) year thereafter, regardless of the reason for termination of her employment, Crosby agrees that she shall not directly or indirectly solicit, endeavor to entice away from Fidelity or its affiliates or divisions, or otherwise interfere with the relationship between Fidelity and its affiliates and divisions and any customer, client, donor, or vendor.

More specifically, Crosby covenants and agrees not to directly or indirectly solicit any existing customers of Fidelity or its affiliates or divisions (or any person or entity who was a customer of Fidelity or its affiliates or divisions within the six months immediately preceding the termination of her employment) for purposes of taking said customers’ business away from Fidelity and its affiliates and divisions or otherwise for the benefit of any other person, business or company to the direct detriment of Fidelity or its affiliates or divisions, so long as said customers reside or have their businesses in:

i. the Louisiana parishes of Acadia, Ascension, Assumption, Beauregard, Bossier, Caddo, Calcasieu, East Baton Rouge, East Feliciana, Iberville, Jefferson, Lafayette, Livingston, Orleans, Plaquemines, St. Bernard, St. John the Baptist, St. Tammany, Tangipahoa, Washington, West Baton Rouge, so long as Fidelity carries on a like business therein;

ii. the Mississippi counties of Adams, Forrest, Hancock, Harrison, Jackson, Lamar, Pike, Madison, Warren, so long as Fidelity carries on a like business therein;

iii. the Florida counties of Escambia and Okaloosa, so long as Fidelity carries on a like business therein.

For purposes of this Section of this Agreement, the business of Fidelity is defined as banking services as performed by Fidelity and its affiliates and divisions.

It is the parties’ mutual intent that this Section will be in effect in all geographical jurisdictions where Fidelity is conducting its business and has physical bank branch locations, owns property that was acquired for the purpose of future bank expansion, or has ongoing construction or a contract for construction of a bank branch location. Crosby agrees that Fidelity may supplement or otherwise amend the listing of parishes in which this Section 12(b) applies, as necessary, to reflect any changes in the geographical area in which the business of Fidelity is conducted; and that such changes shall be immediately effective and binding on her upon written notice from Fidelity to Crosby as contemplated by Section 20(h), below.

(c) AGREEMENT NOT TO SOLICIT EMPLOYEES. During her employment with Fidelity and for a period of one (1) year thereafter, regardless of the reason for termination of her employment, Crosby hereby covenants and agrees that she will not directly or indirectly (i) hire or take away, or (ii) cause to be hired or taken away, any employee of Fidelity or its affiliates or divisions for the purpose of employment in any business materially competitive with Fidelity. For purposes of this Section, the business of Fidelity includes banking and mortgage services performed by Fidelity or its affiliates or divisions.

13. CHANGE IN CONTROL.

(a) For the purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 13(a), the term “Corporation” is defined to include Fidelity, the Company or any of their successors, as applicable.

i. A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

ii. A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

iii. A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

For the avoidance of doubt, and notwithstanding anything herein to the contrary, a Change in Control will not be deemed to have occurred for purposes of this Agreement as a result of the conversion of Fidelity from the mutual to the stock form of organization pursuant to the Plan of Conversion, dated as of March 28, 2024.

(b) Upon the termination of Crosby’s employment by Fidelity (or any successor) Without Cause or by Crosby with Good Reason during the Term on or following the effective time of a Change in Control, Fidelity (or any successor) will pay or provide Crosby, or Crosby’s estate in the event of Crosby’s subsequent death, with the following:

i. any Accrued Obligations;

ii. a cash payment (the “Change in Control Severance”) equal to 1.5 times Crosby’s Base Salary at the date of termination (or Crosby’s Base Salary in effect immediately prior to the Change in Control, if higher) plus the pro rata shares of the current year’s expected cash bonus, payable in a lump sum within 10 days of Crosby’s date of termination; and

iii. A lump sum cash payment, within ten (10) days of the date of termination, equal to (i) the monthly cost for COBRA continuation coverage (as in effect as of the Date) for group medical, dental and vision coverage for Crosby and her dependents (to the extent that Crosby and, if applicable her dependents are covered by the Fidelity’s health and welfare plans at the Termination Date) immediately before the Termination Date (whether or not Crosby actually elects COBRA continuation coverage), multiplied by (ii) 18.

Notwithstanding the foregoing, the payments and benefits provided in this Section 13(b) will be payable to Crosby in lieu of any payments or benefits that are payable under Section 10.

14. CONFIDENTIALITY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION, AND NON- DISPARAGEMENT.

(a) Crosby agrees that she will not, at any time, except as required to enforce this Agreement or as required by law, directly or indirectly disclose or discuss the negotiations of this Agreement or the terms of her employment to any other party, except her spouse, attorneys and tax or financial advisors.

(b) Crosby agrees that she will not, during the term of this Agreement, or at any time thereafter, impart to anyone any confidential information which Crosby may acquire in the performance of her duties under this Agreement, except as permitted by Fidelity or under compulsion of law. Under no circumstances shall Crosby use, directly or indirectly, any such information for her personal gain or profit. In the event Crosby receives legal process or a court order which could result in disclosure of confidential information, Crosby shall promptly notify the Secretary of Fidelity and cooperate with Fidelity in trying to obtain necessary court orders or agreements to protect such confidentiality.

(c) During the Term and thereafter, Crosby and the members of the Board agree that they shall not knowingly and intentionally make any statements or comments to the media harmful to the business interests of Fidelity or Crosby or otherwise of a negative or false nature about Fidelity, Crosby, the Board, or any senior officer of Fidelity, provided that in no event shall the foregoing limitation apply to:

(i) compliance with legal process or subpoena;

(ii) statements in response to inquiry from a court or regulatory body;

(iii) rebuttal of media stories or media allegations with regard to Fidelity, if approved in advance by the Board;

(iv) statements to a possible future employer in connection with employment discussion;

(v) truthful statements in connection with any litigation involving Fidelity; or

(vi) truthful statements in connection with any legally required reports or filings.

Fidelity acknowledges and affirms that its Board members have been instructed as to their personal obligation to comply with the provisions of this Section 14 and have indicated their understanding thereof.

15. INDEMNIFICATION AND LIABILITY INSURANCE. Fidelity shall indemnify, defend and hold and save harmless Crosby, Crosby’s heirs, administrators and executors, and each of them, from any and all actions and causes of action, claims, demands, liabilities, losses, damages or expenses, of whatsoever kind and nature, by a third party including judgments, interest, court costs and attorney’s fees and all other reasonable costs, expenses and charges which Crosby, her heirs, administrators or executors, or any of them, incurred as a result of carrying out the terms and conditions of this Agreement, to the maximum extent provided by applicable law and as per the Fidelity Indemnification Agreement, except in the case of gross negligence, willful misconduct or criminal acts or criminal omissions on the part of Crosby. Without limiting the foregoing, Fidelity expressly indemnifies Crosby to the fullest extent permitted by applicable law for any events relating to Fidelity, or reports, filings, actions or inactions of Fidelity that occurred prior to the effective date of this Agreement. Crosby, her heirs, administrators, executors, or any one of them, shall promptly notify Fidelity, through its Secretary, of adverse claims or threatened or actual lawsuits and shall provide complete cooperation to the extent possible to Fidelity, its attorneys and agents in such case. Crosby shall have a right to select attorneys to defend her in any actual or threatened action, suit, proceeding or investigation, subject to Fidelity’s approval, which shall not be unreasonably withheld. Fidelity shall at all times cover Crosby under officer, director, professional and other appropriate liability insurance policies, both during the Term and thereafter for each applicable prescriptive period, while any potential liability exists, after the termination of this Agreement in the same amount and to the same extent, if any, as Fidelity covers its officers, directors and employees. The provisions of this Section 15 shall survive the termination of Crosby’s employment and the termination of this Agreement, as to claims, actions, suits or other proceedings concerning matters that arose during the Term.

16. VOLUNTARY MEDIATION. Fidelity and Crosby agree that, in the event of a dispute or controversy between them that cannot be informally resolved by the Parties hereto, an attempt to settle the dispute by mediation shall be completed prior to the initiation of litigation or the filing of any charge or claim by either Party. The mediator shall be selected by mutual agreement of the Parties, and the mediation shall be conducted in Orleans Parish.

17. CROSBY’S SUCCESSORS. This Agreement is personal to Crosby and, without the prior written consent of Fidelity, shall not be assignable by Crosby otherwise than by will or the law of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Crosby’s legal representatives.

18. FIDELITY’S SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon Fidelity and its successors during the Term. In the event of a merger, sale, transfer, consolidation, or reorganization involving Fidelity, this Agreement shall continue in full force, inure to the benefit of, and become an obligation of Fidelity’s successor.

19. CERTAIN APPLICABLE LAW. Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a) Fidelity may terminate Crosby’s employment at any time, but any termination by Fidelity other than termination for Cause shall not prejudice Crosby’s right to compensation or other benefits under this Agreement. Crosby shall have no right to receive compensation or other benefits under this Agreement for any period after Crosby’s termination for Cause, other than the Accrued Obligations.

(b) In no event shall Fidelity (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c) Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Crosby’s termination of employment, then such payments or benefits will be payable only upon Crosby’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if Fidelity and Crosby reasonably anticipate that either no further services will be performed by Crosby after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d) Notwithstanding the foregoing, if Crosby is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Crosby’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Crosby’s Separation from Service. Rather, any payment which would otherwise be paid to Crosby during such period shall be accumulated and paid to Crosby in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e) To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Crosby shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(f) Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

(g) Notwithstanding anything in this Agreement to the contrary, Crosby understands that nothing contained in this Agreement limits Crosby’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of Fidelity (or any affiliate). Crosby further understands that this Agreement does not limit Crosby’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Fidelity (or any affiliate) related to the possible securities law violation. This Agreement does not limit Crosby’s right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, Crosby understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

20. MISCELLANEOUS.

(a) Requirement for Mutual Agreement. This Agreement may not be altered, amended, modified, or terminated other than by a written agreement signed by Crosby and Fidelity.

(b) Joint Effect of Agreement. Nothing in this Agreement shall be deemed to create a partnership or agency relationship between Fidelity and Crosby to make either jointly liable with the other for any obligation arising out of the activities and services contemplated by this Agreement.

(c) Bond. Fidelity may, at its option and expense, obtain a faithful performance and fidelity bond on Crosby.

(d) Waiver. The failure of either party hereto to enforce any term or provision of this Agreement, or any breach or default, shall not constitute a waiver of any other term or condition, or a breach or default of this Agreement, whether similar to or different from the breach or default waived.

(e) Severance and Reformation. Should any provision of this Agreement be found by a court of competent jurisdiction to be invalid, unenforceable, or overbroad as a matter of any applicable law, Fidelity and Crosby hereby expressly agree that it is their mutual intent that the provision, specifically including but not limited to any provision in Section 12, be judicially reformed so that, as reformed, it may be enforced consistent with the Parties’ original intent as set forth in this Agreement and to the maximum extent permitted by all applicable laws. Fidelity and Crosby further agree that it is their mutual intent that only when an invalid or unenforceable provision cannot be so reformed may it be severed from this Agreement, with all remaining provisions continuing in full force and effect, and that any such severance shall be accomplished in a manner that maintains the fullest measure of this Agreement’s original language and the Parties’ original intent expressed herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Headings. The Section and Section headings and numbers in this Agreement have been inserted for the convenience of reference only, and if there is any conflict between any such headings or numbers and the text of this Agreement, the text shall control.

(g) Applicable Law. This Agreement has been executed in New Orleans, Louisiana and shall be governed in accordance with the laws of the State of Louisiana in every respect, applied without reference to principles of conflict of laws, except that the normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this instrument.

(h) Notices. Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire or electronic transmission which has been acknowledged by the other party as being received, or two days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

If to Crosby:	Katherine A. Crosby
(last known address on record at Fidelity)

If to Fidelity:	Chair of the Compensation Committee of Fidelity
353 Carondelet St.
New Orleans, LA 70130

(i) Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersedes all other agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written.

(j) Multiple Counterparts. In order to expedite the action contemplated herein, facsimile signatures may be used in place of original signatures on this Agreement. The parties hereto intend to be bound by the signatures on the telecopied or electronically transmitted document, are aware that the other party will rely on the facsimile signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature. To the extent the parties transmit their signatures by telecopy or electronic transmission, the original signature shall promptly thereafter be delivered to Fidelity for compilation.

[Signature page follows]

Executed at New Orleans, Louisiana, on the dates indicated.

Fidelity Bank

By:	/s/ Winifred M. Beron	/s/ Katherine A. Crosby
	Winifred M. Beron	Katherine A. Crosby
	For the Board	Executive Chair of the Board

Date: March 6, 2024		Date: March 6, 2024

Exhibit A

•	Providing leadership to the Board, convening and chairing its meetings and assuming responsibility for the Board’s operation and functioning.

•	Taking all reasonable steps to ensure that Board decisions are implemented.

•

Working in concert with the Chief Executive Officer of the Company and Fidelity to develop and set agendas for meetings of the Board, ensuring that sufficient time is allocated for effective discussion of agenda items and key issues and concerns while fostering an environment in which directors ask questions and express their viewpoints.

•

Acting as principal liaison between directors and the Chief Executive Officer of the Company and Fidelity, taking all reasonable steps to ensure that the expectations of the Board towards management are clearly expressed, as well as working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the Board.

•	Working with the Chief Executive Officer of the Company and Fidelity on critical issues related to Government relationships.

•	Providing independent advice and counsel to the Chief Executive Office of the Company and Fidelity, as well as serving as a sounding board for the Chief Executive Officer.

•	Working with the Governance Committee to ensure proper committee structure, including assignment of members and committee chairmen.

•	Serving ex officio as a member of Board committees and attending meetings when appropriate.

•	Assisting committee chairs with meeting preparation ensuring that all committee functions and decisions are reported to the Board.

•	Reviewing minutes of Board meetings to ensure that they accurately reflect discussion and deliberations.

•	Guiding and mediating Board actions with respect to Fidelity priorities and governance concerns.

•	Ensuring that regularly, upon completion of the ordinary business of a meeting of the Board, the Directors hold executive session discussions without management present.

•	Working with outside counsel to ensure that the governing documents of the Company and Fidelity comply with State and Federal banking laws.

•	Focusing on opportunities for continuing education for board members that may include local seminars, webinars, speakers or travel to conferences.

•	Planning the Annual Shareholder Meeting including director nominations, assignment of responsibilities and setting of specific timelines and notifications.

•	Acting as an ambassador for the organization maintaining strong contact with civic organizations, trade groups, regulators and federal, state and local governments.

•	Maintaining knowledge and awareness of financial industry trends.

•	Complying with regulatory rules and regulations, evidenced through successful completion of annual training requirements.